Exhibit 16.1

July 14, 2008

Securities and Exchange Commission
100 F Street, NE
Washington, DC  20549

Dear Ladies and Gentlemen:

We are the former independent registered public accounting firm for Calton, Inc. and Subsidiaries (the “Company”).  We have read the Company’s disclosure set forth in Item 5 "Other Information" of the Company’s Quarterly Report on Form 10-Q dated July 14, 2008 (the “Quarterly Report”) and are in agreement with the disclosure in the Quarterly Report, insofar as it pertains to our firm.

Sincerely,

/s/ Aidman, Piser & Company, P.A.